Exhibit 4.2

DESCRIPTION OF SECURITIES

General

The following summary describes our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), certain provisions of our certificate of incorporation and bylaws, and certain provisions of Delaware law. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this Description of Securities, you should refer to our amended and restated certificate of incorporation, as amended (“Restated Certificate”), amended and restated bylaws (“Bylaws”), each of which are filed as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, as well as the relevant provisions of the Delaware General Corporation Law (“DGCL”). The Restated Certificate authorizes us to issue 300,000,000 shares of common stock, par value $0.01 per share, and 7,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors has designated 1,000,000 shares of the preferred stock as Series A 4.5% Convertible Preferred Stock (the “Series A 4.5% Preferred Stock”) of which 200,000 shares are issued and outstanding as of the date of the Annual Report on Form 10-K of which this exhibit is a part. The holders of Series A 4.5% Preferred Stock shall have no voting rights but shall be entitled to appoint one member to our Board. This right to appoint a member of the Board will terminate when there are less than 200,000 shares of Series A 4.5% Preferred Stock outstanding. As long as any shares of Series A 4.5% Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A 4.5% Preferred Stock, alter or change adversely the powers, preferences or rights given to the Series A 4.5% Preferred Stock or alter or amend the Certificate of Designation, other than to authorize and issue additional shares of Series A 4.5% Preferred Stock. In addition, holders of Series A 4.5% Preferred Stock are subject to beneficial ownership limitations, as provided in the Certificate of Designation of Series A 4.5% Convertible Preferred Stock (the “Certificate of Designation”).

Our board of directors has the authority, without stockholder approval, except as required by the listing standards of The Nasdaq Stock Market LLC, to issue additional shares of our capital stock. In addition, our board of directors has the authority, without further action by our stockholders, to designate the rights, preferences, privileges, qualifications and restrictions of our preferred stock in one or more series.

Common Stock

Voting Rights

Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights.

Economic Rights

Except as otherwise expressly provided in the Restated Certificate or required by applicable law, all shares of common stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects for all matters, including those described below.

Dividends. Subject to preferences that may be applicable to any then-outstanding preferred stock, including the Series A 4.5% Preferred Stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

No Preemptive or Similar Rights

The holders of our shares of common stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Non-Assessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Provisions

The provisions of the DGCL, the Restated Certificate and the Bylaws, certain provisions of which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL, which generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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the interested stockholder owned at least 85% of the voting stock of the corporation outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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on or subsequent to the consummation of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 of the DGCL defines a business combination to include:

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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;
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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock may be able to elect all of our directors. The Restated Certificate and the Restated Bylaws provide for stockholder actions at a duly called meeting of stockholders or, before the date on which all shares of common stock convert into a single class, by written consent. A special meeting of stockholders may be called by a majority of our board of directors, the chair of our board of directors, or our chief executive officer. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. Our board of directors is divided into three classes with staggered three-year terms.

The foregoing provisions may make it difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

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